Exhibit 10.1

May 20, 2020

Mr. Robert Yu Lang Mao
1717 Doolittle Drive
San Leandro, CA 94577

Re: Offer of Employment with Energy Recovery, Inc., as President and Chief Executive Officer

Dear Robert;

On behalf of the Board of Directors of Energy Recovery, Inc. (“ERI” or the “Company”), I am pleased to confirm your appointment to the position of President and Chief Executive Officer of ERI, reporting to the Board of Directors, subject to the following terms and conditions.

Effective Date and Salary: Your appointment as President and Chief Executive Officer was effective on May 5, 2020. In connection with your role, you will receive a bi-weekly salary of $19,230.77 (annualized $500,000.00), less deductions authorized or required by law. The salary will be paid bi-weekly in accordance with the Company’s standard payroll procedures. Since you are now a full time employee of ERI, you will no longer receive any separate compensation for your role as the Chairman of the Board or as a Director of ERI.

Annual Incentive Plan (AIP): You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP), under which you will be eligible to receive from zero (0%) to one hundred percent (100%) of your base salary as a bonus for achieving performance goals established by the Board of Directors each year.

1717 Doolittle Drive   T +1 510.483.7370
San Leandro
California 94577  hr@energyrecovery.com
United States  energyrecovery.com

Long Term Incentive Plan. Subject to the approval and discretion of the Company’s Board of Directors or its Compensation Committee, each year you may continue to be granted additional equity awards under the Company’s 2016 Incentive Plan, which we expect to be in an annual amount approximately equal to two times (2x) your base salary. The awards will be in the form of option awards, however, the Compensation Committee may permit you to elect to take up to 25% of the annual award in the form of RSUs. The exercise price per share of an option award or the value of the RSUs will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the day the Committee approves your grant, and all awards will be subject to the terms and conditions of the 2016 Incentive Plan or such other Plan the Board and shareholders may approve and any award agreement.

One-time Equity Grant. In connection with your appointment, you will be granted an option award under the Company’s 2016 Incentive Plan to purchase $1,000,000 worth of the Company’s common stock. The option will vest over a four (4) year period, with twenty-five percent (25%) of the option vesting on the one year anniversary of the grant date and 1/36th monthly thereafter. The option award will in all cases be subject to the terms and conditions of the Company’s 2016 Incentive Plan, award agreement, and notice of grant.

Change of Control Plan. In connection with your appointment, you will be named as a Participant in the Company’s Change in Control Plan (“CCP”), as amended.

Benefits. In connection with your role, you will be eligible to receive employee benefits including paid-time-off under the company’s Discretionary Time Off policy; medical, dental and vision insurance for you and your dependents; as well as long-term disability and life insurance. Please note that the benefits program may change from time to time at the Company’s discretion.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.

1717 Doolittle Drive   T +1 510.483.7370
San Leandro
California 94577  hr@energyrecovery.com
United States  energyrecovery.com

Termination for Convenience. In the event that you are terminated without Cause (as defined in the CCP) and not as part of an Anticipatory Termination (as defined in the CCP), you will be entitled to receive the greater of the severance benefits provided in any then-existing and applicable Company severance plan, or as defined in this section, specifically: all payments required by applicable local law, including all earned and unpaid salary, and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law; and (without altering the “at will” nature of your employment), the following additional benefits (“Additional Benefits”), in exchange for a mutually agreeable form of release of all claims known or unknown, and satisfying any other conditions or restrictive covenants set forth in any Company severance plan, provided that ERI receives the signed, unrevoked agreement within forty five (45) days of your termination date:

(A) the immediate vesting of twenty five (25%) of all unvested equity compensation held by you as of the date of termination, including unvested equity compensation where the amount payable is based on the satisfaction of performance criteria to the extent such vesting acceleration would not cause any award intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to fail to so qualify, less deductions required or permitted by applicable law, with the vesting acceleration to occur in the following order: stock options and similar equity awards would vest before “full” value equity awards and, within each category of awards, equity awards would vest in the order that they were granted. All other provisions of the option will continue in effect in accordance with the original terms of the agreement evidencing the option.

To the extent the Additional Benefits compensation is subject to Section 409A of the Code, the severance payment or the distribution of the equity compensation shall be paid or made, as applicable, on the 45th day following “separation from service” (within the meaning of Code Section 409A and any the regulations or other guidance thereunder (“Section 409A”). Notwithstanding anything to the contrary contained herein, no such payment or distribution will be made to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. All payments which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).

In the event that you voluntarily resign (other than under the circumstances described in the CCP) or are terminated by ERI for Cause, you will only be entitled to payment required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law.

1717 Doolittle Drive   T +1 510.483.7370
San Leandro
California 94577  hr@energyrecovery.com
United States  energyrecovery.com

Thank you for signing and returning this offer letter to Stacy Proctor, Vice President of Human Resources.

Sincerely,

Arve Hanstveit
Compensation Committee Chairman
On behalf of the ERI Board of Directors

I hereby accept the foregoing offer of employment and acknowledge that no representations, offer, commitments, other than those contained herein, have been issued, given, or made to me whatsoever. I understand that this agreement does not constitute a guarantee of employment for a fixed period.

Robert Yu Lang Mao

Date

1717 Doolittle Drive   T +1 510.483.7370
San Leandro
California 94577  hr@energyrecovery.com
United States  energyrecovery.com